Exhibit 10.26

Independence Community Bank
Severance Benefit Plan

1. Introduction.

     The purpose of this Plan is to provide specified severance benefits on a uniform basis to eligible employees whose employment is involuntarily terminated (other than for Cause). This document constitutes the written instrument under which this Plan is maintained and supersedes any prior plan, program or practice of the Company that provides severance benefits to Covered Employees.

2. Definitions.

     2.1 “Administrator” means the Director of Human Resources of the Company or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 8(c), but only to the extent of such delegation.

     2.2 “Cause” means a Covered Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, excessive absences from work or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

     2.3 “Company” means the Independence Community Bank and any successor, by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, without regard to whether or not such successor affirmatively adopts or formally continues this Plan.

     2.4 “Covered Employee” means any full- time employee who has completed one (1) full year of service with the Company as of the date of the termination of his/her employment. Provided, however, the Chief Executive Officer of the Company may -

(a)	Designate in writing as Covered Employees other limited classifications of individuals who provide services to the Company and determine other terms and conditions governing their participation in this Plan, and

(b)	Enter into an individual written agreement with any Covered Employee which provides for the payment under this Plan of a Severance Benefit on terms and conditions that differ from those applicable to otherwise similarly situated Covered Employees.

     2.5 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     2.6 “Full-Time Employee” means any employee who averaged at least 20 hours of work for the company each week within year preceding the termination of his/her employment.

     2.7 “Incompetence” means a Covered Employee’s failure to competently perform his or her duties, on a sustained basis while actively employed by the Company.

     2.8 “Payment Amount” or “Severance Benefit” means the number of weeks of regular straight time pay, excluding any commissions, bonuses or differentials in pay of any kind, multiplied by each full year of the Covered Employee’s length of continuous service specified below, up to a maximum payment of the number of weeks of regular straight time pay specified below (unless otherwise specified in a written agreement with the Covered Employee under Section 4.2) less any amount received by the Covered Employee under any other Plan, Program, Policy or Agreement providing for the payment of benefits by the Company upon termination, except retention bonuses or accrued vacation pay. Provided, however, that a Covered Employee’s Payment Amount shall be no less than four (4) weeks of regular straight time pay. Provided further, that the Payment Amount shall be reduced by any amounts owed by the Covered Employee to the Company at the time of termination.

	Weeks of Pay Per Full Year of Service	Maximum Payment

Officers:	Two Weeks	Fifty-Two Weeks

Non Officers:	Two Weeks	Twenty-Six Weeks

     2.9 “Plan” means the Independence Community Bank Severance Benefit Plan as set forth in this document, as amended from time to time.

     2.10 “Service” means the continuous period beginning with a Covered Employee’s most recent date of hire by the Company or its subsidiaries or predecessors, or a company that was acquired by the Company by merger, acquisition, consolidation or otherwise, and ending on the date the Covered Employee’s employment is terminated by the Company or its subsidiaries or successors.

3. Eligibility for Severance Benefit.

     3.1 General Eligibility Rules. An individual is eligible for a Severance Benefit under this Plan, only if -

(a)	His or her employment is involuntarily terminated (other than for Cause),

(b)	He or she is a Covered Employee on the date his or her employment is terminated, whether or not he or she was on an approved leave of absence on that date, and.

(c)	He or she releases the Company from any claim he or she may have arising out of his or her employment or the termination of such employment, in a form acceptable to the Company and, if appropriate, in the Company’s sole discretion, agrees to refrain from soliciting the Company’s employees and engaging in competitive activities for a reasonable period of time.

3.2 Rules Regarding Terminations.

     3.2.1 A Covered Employee shall not be treated as having been involuntarily terminated for purposes of Section 3.1 and is not eligible for a Severance Benefit if the Administrator determines that he or she -

(a)	Voluntarily resigned, or retired, even if after he or she received advance notice of his or her involuntary termination;

(b)	Accepts an offer of a position with the Company or one of its subsidiaries or another company which acquires, is acquired by or merges with the Company;

(c)	Resigned or was terminated after declining to accept, an offer of, or a transfer to, a comparable position with the Company or one of its subsidiaries or affiliates or another company which acquires, is acquired by or merges with the Company, or a company which is providing services to the Company, pursuant to an independent contract, with no significant reduction in his or her relative employment status or rate of compensation, unless the location of the job is substantially different from the Covered Employee’s then current job and creates an undue hardship on the employee, as determined by the Administrator.

(d)	Resigned or was terminated in circumstances that would have justified his or her discharge for Cause; or

(e)	Failed to return to active employment with the Company on or before the last day of an approved leave of absence ending prior to his or her involuntary termination date.

     3.2.2 Notwithstanding Section 3.1 or 3.2.1, a Covered Employee is eligible for a Severance Benefit if the Administrator determines that he or she resigned or was terminated after being transferred, or declining to accept a transfer, to a comparable position with the Company or one of its subsidiaries or affiliates, or another company that acquires the Company, or an independent contractor which is providing services to the Company, which would have resulted in (a) a significant reduction (unless justified by Incompetence) in his or her relative employment status or rate of compensation as of the date of such offer or transfer, or (b) as determined by the Administrator, an involuntary change in the location of his or her principal place of employment to a new location that would create an undue hardship on the employee, provided the Covered Employee releases the Company, as described in Section 3.1.

4. Payment of Severance Benefit.

     4.1 General Payment Rules. On the date a Covered Employee becomes eligible to receive a Severance Benefit under and subject to the terms of Section 3, he or she will be entitled to receive a Severance Benefit in a single lump sum payment equal to the applicable Payment Amount determined under Section 2.8. Payment of the lump sum Payment Amount will be made on or as soon as administratively practicable after the date a Covered Employee becomes entitled to receive the Benefit.

     4.2 Alternate Arrangements. The amount and time for payment of the Severance Benefit payable to any Covered Employee who is, in accordance with Section 2.4, (a) employed in an employment classification designated by the Chief Executive Officer of the Company as eligible to participate in this Plan or (b) a party to an agreement with the Company which provides for Severance Benefit payments on terms and conditions that differ from those applicable to similarly situated Covered Employees, shall be determined by reference to the written document that provides for the coverage of his or her employment classification and/or sets forth the terms of his or her individual arrangement.

5. Confidentiality Rules.

     No Covered Employee shall have any right to receive, and the Company shall have no obligation to pay, any Severance Benefit that would otherwise be payable under this Plan if the Administrator determines that the Covered Employee has violated any confidentiality, non-competition, non-solicitation, or other similar rule or agreement governing the Covered Employee’s employment by or provision of services to the Company or any of its affiliates.

6. Nonpayment Events.

     No Severance Benefit is payable under Section 3 to a Covered Employee nor shall the time for payment of any Severance Benefit be accelerated, solely by reason of a change in the ownership of the Company.

     No Severance Benefit is payable under this Plan to the estate or other survivor of any Covered Employee by reason of his or her death on or before the date on which the event triggering the right to receive the Benefit occurs.

7. Withholding.

     The Company will withhold from any Severance Benefit payment all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

8. Administration.

     This Plan is administered and interpreted by the Administrator, in his or her sole discretion.

(a)	The Administrator is the “named fiduciary” of this Plan for purposes of ERISA and, when acting in such capacity, shall be subject to the fiduciary responsibility standards of ERISA.

(b)	All decisions of, and any other action taken by, the Administrator with respect to this Plan, and any interpretation by the Administrator of any term or condition of this Plan or any related document, shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

(c)	The Administrator has the authority and responsibility to act for the Company as to all matters pertaining to this Plan; provided that any action which could significantly increase the cost of this Plan (other than individual benefit determinations) shall be subject to the prior approval of the Chief Executive Officer of the Company.

(d)	The Administrator may delegate in writing to any other person any of his or her authority or responsibilities with respect to this Plan.

9. Amendment or Termination.

     The Company reserves the right, by action of its Chief Executive Officer, in his or her sole discretion, to amend, modify, revoke, rescind or terminate this Plan by a written instrument at any time, without advance notice to any Covered Employee; provided, however, that with regard to benefits available to any Covered Employee, any amendment, termination or other change in this Plan on or after the Covered Employee’s termination of employment, shall to the extent that the effect of such action would be to eliminate or reduce the value of any benefit the Covered Employee would have been or become entitled to receive under this Plan but for the amendment, termination or other change, be null and void and shall have no effect with regard to such Covered Employee.

10. Claims Procedure.

     Any employee who believes he or she is entitled to any payment under this Plan may submit a claim in writing to the Administrator. If the claim is denied (either in full or in part), the employee will receive a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the employee within the initial 90-day period.

11. Appeals Procedure.

     If an employee’s claim is denied, the employee (or his or her duly authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. The employee (or representative) then will have the right to review pertinent documents and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after he or she receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the employee within the initial 60-day period.

12. Arbitration of Disputes.

     Any controversy, claim or other dispute arising out of or relating to this Plan may be settled by binding arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), as they now exist. Notwithstanding the AAA rules, (a) either party may strike from a list of prospective arbitrators any individual who is regarded by that party as not appropriate for the dispute; and (b) if the arbitrator appointment cannot be made from the initial list circulated by the AAA, a second list and, if necessary, a third list shall be circulated and exhausted before the AAA is empowered to make the appointment. Judgment on an arbitration award may be entered in any court having jurisdiction over the parties. The parties shall keep confidential from third parties (other than the arbitrator) the existence of any disputes and their outcome unless otherwise required by law. In the resolution of disputes under this Plan, any arbitrator, judge or other person shall interpret this Plan in a manner which gives effect to the purposes and terms of this document, as in effect on the date of the covered employee’s termination of employment, and without regard to any change to the document that is thereafter adopted insofar as such change might otherwise support a benefit determination which is adverse to any Covered Employee. Provided, that nothing contained herein shall deprive a Covered Employee of his or her right to commence a Civil Action under Section 502(a) of ERISA, after exhausting the Claims and Appeal Procedures, in lieu of arbitration.

13. Plan Binding on Successors.

     This Plan shall be binding upon the Company and any person who (a) is a successor by acquisition or otherwise to the business formerly carried on by Independence Community Bank or an affiliate of any such person, and (b) becomes the employer of any Covered Employee by reason of (or as the direct result of) a merger or acquisition, without regard to whether or not such person affirmatively adopts or formally continues this Plan. The Covered Employees, to the extent they are otherwise eligible for benefits under this Plan, are intended third-party beneficiaries of this provision.

14. Inalienability.

     In no event may any current or former employee sell, transfer, anticipate, assign or otherwise dispose of any right or interest under this Plan. At no time will any such right or interest under this Plan be subject to the claims of creditors nor liable to attachment, execution or other legal process.

15. Applicable Law.

     The provisions of this Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of New York.

16. Severability.

     If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Plan, and this Plan will be construed and enforced as if such provision had not been included.

17. Execution

     In Witness Whereof, Independence Community Bank, by its duly authorized officers, has executed this Plan on the date indicated below.

INDEPENDENCE COMMUNITY BANK
Dated December 17, 2004	By	Alan H. Fishman
Title: President and Chief Executive Officer

Dated December 17, 2004	By	Ellen K. Rogoff
Title: Senior Vice President -
Director of Human Resources